Exhibit 99.2

Rio Tinto

Notice of annual general meeting

新新美容城
家信医疗美容
TCL
真老大房

Keeping the world moving

2008

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Rio Tinto

This document is important and requires your immediate attention. Please read it straight away. If you have any doubts about the action you should take, contact your stockbroker, solicitor, accountant or other professional adviser authorised under the Financial Services and Markets Act 2000, immediately.

If you have sold or transferred all your shares in Rio Tinto plc, please send this document, together with the accompanying documents, at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee.

The annual general meeting will be held at 11.00 am on Thursday, 17 April 2008 at The Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London SW1.

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Rio Tinto 2008 Notice of annual general meeting	1
Letter from the chairman

Letter from the chairman

Rio Tinto plc
(Registered in England, No: 719885)

Registered Office:
5 Aldermanbury Square
London, EC2V 7HR

14 March 2008

Dear Shareholder,
I am pleased to invite you to the Company’s forty sixth annual general meeting, which will be held at 11.00 am on Thursday, 17 April 2008 at The Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London, SW1.
     Your participation in the annual general meeting is important to the Company. If you are unable to attend the meeting, please complete and return the enclosed proxy form in the envelope provided to Computershare Investor Services PLC as soon as possible and in any event so as to be received not later than 48 hours before the time of the annual general meeting. Alternatively, you may submit a proxy via the internet, or if you are a user of the CREST system (including a CREST personal member) by having the appropriate CREST message transmitted electronically. If you wish to make use of one of these alternative services please see the proxy form for details. Submitting a proxy form will ensure your vote is recorded but will not prevent you from attending and voting at the meeting itself.
     The formal notice of meeting is set out on pages 2 and 3. Full explanatory notes on each resolution may be found on pages 5 to 8.
     You will notice that the order of business has changed this year. This change reflects emerging practice and comments received from a number of shareholders. Most of the items will be familiar to shareholders. Broadly, resolutions 1 and 2 deal with the receipt of the annual report and financial statements and the approval of the Remuneration report respectively. Resolutions 3 to 9 concern the election and re-election of directors, while resolution 10 deals with the re-appointment and remuneration of the Company’s auditors. Resolution 11 allows the Company to take advantage of the electronic communications provisions provided for by the Companies Act 2006. Resolutions 12 and 13 deal with the authority conferred on the directors to issue new shares and resolution 14 seeks to renew the authority to purchase shares in the Company. Resolutions 15 and 16 both seek approval to the amendment of the Company’s articles of association, resolution 15 to take account of certain provisions in the Companies Act 2006 in relation to directors’ conficts of interests, and resolution 16 to allow increased capital management flexibility.
     This year, in addition to the normal re-election of directors retiring by rotation, we are also asking shareholders to elect Dick Evans as an executive director and Yves Fortier and Paul Tellier as non executive directors. Dick, Yves and Paul were appointed on 25 October 2007 following the successful acquisition of Alcan Inc., where they held the position of Chief Executive Officer, Chairman and independent non executive director respectively. All are based in Canada and a short biography for each of them is set out in the explanatory notes to the notice of meeting.
     There will be an opportunity for shareholders to ask questions on each resolution. However, I intend to keep discussions focussed on each of the resolutions as it arises and will take questions on the Annual report and financial statements when we are considering that item of business at the meeting.
     Your board is unanimously of the opinion that all the resolutions to be proposed at the annual general meeting are in the best interests of shareholders and of Rio Tinto as a whole. Accordingly, the board recommends that you vote in favour of the resolutions as the directors intend to do in respect of their own beneficial holdings.
     The parallel Rio Tinto Limited meeting this year will take place on 24 April 2008. The result of the vote at the Rio Tinto plc meeting on resolutions 1 to 10 and 16 will be determined when the relevant polls are closed at the Rio Tinto Limited meeting and the results will be announced to the press and relevant stock exchanges and posted on our website.
     Finally, some shareholders have for some time been targeted by cold calling or mailing from organisations with what seem like attractive ‘no lose’ deals. These organisations usually offer to buy your shares at an inflated price, or to sell you shares for what appears to be an attractive price. You should not enter into any transaction without first checking the validity of such organisations with either the UK Financial Services Authority (FSA), the Australian Securities and Investments Commission (ASIC) or Rio Tinto through the Company Secretary’s office. For further information on this matter and any other issue in connection with Rio Tinto, please visit the Company’s website www.riotinto.com.
     The board and I look forward to your participation at the annual general meeting and thank you for your continued support.

Yours sincerely

Paul Skinner
Chairman

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2	Rio Tinto 2008 Notice of annual general meeting
2008 Notice of meeting

2008 Notice of meeting

Notice is hereby given that the forty sixth annual general meeting of Rio Tinto plc will be held at The Queen Elizabeth II Conference Centre, Broad Sanctuary, Westminster, London, SW1 on Thursday, 17 April 2008 at 11.00 am for the following purposes:

In accordance with Rio Tinto’s Dual Listed Companies’ Structure, as Joint Decision Matters, resolutions 1 to 10 will be voted on by Rio Tinto plc and Rio Tinto Limited shareholders as a joint electorate. Resolutions 1 to 10 (inclusive) will be proposed as ordinary resolutions.

Resolution 1 – Receipt of the 2007 Annual report and financial statements
To receive the Company’s financial statements and the report of the directors and auditors for the year ended 31 December 2007.

Resolution 2 – Approval of the Remuneration report
To approve the Remuneration report for the year ended 31 December 2007 as set out in the 2007 Annual report.

Resolutions 3 to 9 – Election and re-election of directors

Resolution 3 To elect Richard Evans as a director.

Resolution 4 To elect Yves Fortier as a director.

Resolution 5 To elect Paul Tellier as a director.

Resolution 6 To re-elect Thomas Albanese as a director.

Resolution 7 To re-elect Vivienne Cox as a director.

Resolution 8 To re-elect Richard Goodmanson as a director.

Resolution 9 To re-elect Paul Skinner as a director.

Resolution 10 – Re-appointment and remuneration of auditors
To re-appoint PricewaterhouseCoopers LLP as auditors of the Company to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company and to authorise the Audit committee to determine the auditors’ remuneration.

In accordance with Rio Tinto’s Dual Listed Companies’ Structure, resolutions 11 to 15 will be voted on by Rio Tinto plc shareholders only.

Resolution 11 – Electronic communications
To consider and, if thought fit, pass the following resolution, which will be proposed as an ordinary resolution:

that the Company be authorised, subject to and in accordance with the provisions of the Companies Act 2006 to send, convey or supply all types of notices, documents or information to the shareholders by means of electronic equipment for the processing (including digital compression), storage and transmission of data, employing wires, radio optical technologies, or any other electromagnetic means, including by making such notices, documents or information available on a website.

Resolution 12 – General authority to allot shares
To consider and, if thought fit, pass the following resolution, which will be proposed as an ordinary resolution:

that the authority and power conferred on the directors in relation to their general authority to allot shares by paragraph (B) of Article 9 of the Company’s articles of association be renewed for the period ending on the later of 16 April 2009 and the date of the annual general meeting in 2009, being no later than 30 June 2009, and for such period the Section 80 Amount shall be £35,571,000.

Resolution 13 – Disapplication of pre-emption rights
To consider and, if thought fit, pass the following resolution, which will be proposed as a special resolution:

that the authority and power conferred on the directors in relation to rights issues and in relation to the Section 89 Amount by paragraph (B) of Article 9 of the Company’s articles of association be renewed for the period ending on the later of 16 April 2009 and the date of the annual general meeting in 2009, being no later than 30 June 2009, and for such period the Section 89 Amount shall be £6,788,000.

Resolution 14 – Share purchase approval of Rio Tinto plc shares
To consider and, if thought fit, pass the following resolution, which will be proposed as a special resolution:

(a)	that the Company, Rio Tinto Limited and any subsidiaries of Rio Tinto Limited be and are hereby authorised to purchase ordinary shares of 10p each issued by the Company (“RTP Ordinary Shares”), such purchases to be made in the case of the Company by way of market purchase (within the meaning of Section 163 of the Companies Act 1985) provided that this authority shall be limited:

	(i)	so as to expire on the later of 16 April 2009 and the date of the annual general meeting in 2009, being no later than 30 June 2009, unless such authority is renewed prior to that time (except in relation to the purchase of RTP Ordinary Shares, the contract for which was concluded before the expiry of such authority and which might be executed wholly or partly after such expiry);

	(ii)	so that the number of RTP Ordinary Shares which may be purchased pursuant to this authority shall not exceed 99,770,000 (representing approximately ten per cent of the issued, publicly held, ordinary share capital of the Company as at 22 February 2008);

	(iii)	so that the maximum price payable for each such RTP Ordinary Share shall be not more than five per cent above the average of the middle market quotations for RTP Ordinary Shares as derived from the London Stock Exchange Daily Official List during the period of five business days immediately prior to such purchase; and

	(iv)	so that the minimum price payable for each such RTP Ordinary Share shall be 10p; and

(b)	that the Company be and is hereby authorised for the purpose of Section 164 of the Companies Act 1985 to purchase off-market from Rio Tinto Limited and any of its subsidiaries any RTP Ordinary Shares acquired under the authority set out under (a) above pursuant to one or more contracts between the Company and Rio Tinto Limited on the terms of the form of contract which has been produced to the meeting (and is for the purpose of identification marked ‘A’ and initialled by the chairman) (each, a Contract”) and such Contracts be hereby approved, provided that:

	(i)	such authorisation shall expire on the later of 16 April 2009 and the date of the annual general meeting in 2009, being no later than 30 June 2009;

	(ii)	the maximum total number of RTP Ordinary Shares to be purchased pursuant to Contracts shall be 99,770,000 RTP Ordinary Shares; and

	(iii)	the purchase price for RTP Ordinary Shares pursuant to a Contract shall be an aggregate price equal to the average of the middle market quotations for RTP Ordinary Shares as

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Rio Tinto 2008 Notice of annual general meeting	3
2008 Notice of meeting

derived from the London Stock Exchange Daily Official List during the period of five business days immediately prior to such purchase multiplied by the number of RTP Ordinary Shares the subject of the Contract or such lower aggregate price as may be agreed between the Company and Rio Tinto Limited, being not less than one penny.

Resolution 15 – Directors’ conflicts of interests
To consider and, if thought fit, pass the following resolution, which will be proposed as a special resolution:

that, with effect from 1 October 2008, or any later date on which Section 175 of the Companies Act 2006 comes into effect, the articles of association of the Company be amended by the deletion of articles 99, 100 and 101 in their entirety and by inserting in their place new articles 99, 99A, 100, 100A and 101 in accordance with the document produced to the meeting (and for the purpose of identification marked ‘B’ and initialled by the chairman).

In accordance with Rio Tinto’s Dual Listed Companies’ Structure, as a Class Rights Action, resolution 16 will be voted on by Rio Tinto plc and Rio Tinto Limited shareholders separately.

Resolution 16 – Amendments to the terms of the DLC Dividend Shares
To consider and, if thought fit, pass the following resolution, which will be proposed as a special resolution, on which the holder of the Special Voting Share shall be entitled to vote in accordance with Article 60(B)(i) of the Company’s articles of association:

that, subject to the consent in writing of the holder of the Special Voting Share:

(a)	the articles of association of the Company be amended by deleting in its entirety Article 8A(b)(v) and the words “For the purposes of this Article, the prescribed percentage shall be 100% or such lower percentage as the Board resolves at the date of issue of the DLC Dividend Share; and” immediately thereafter; and

(b)	the constitution of Rio Tinto Limited be amended by deleting in their entirety Rule 5A(a)(ii)(E) and Rule 5A(b).

By order of the Board

Ben Mathews, Secretary
5 Aldermanbury Square
London, EC2V 7HR
14 March 2008

Notes
1.	Pursuant to regulation 41 of the Uncertificated Securities Regulations 2001, the Company specifies that only those shareholders registered in the register of members of the Company as at 6.00 pm on 15 April 2008 (the “Specified Time”) shall be entitled to attend and vote at the aforesaid meeting in respect of the number of shares registered in their name at that time. Changes to entries on the relevant register of securities after the Specified Time shall be disregarded in determining the rights of any person to attend and vote at the meeting. If the meeting is adjourned to a time not more than 48 hours after the Specified Time applicable to the original meeting, that time will also apply for the purposes of determining the entitlement of members to attend and vote (and for the purposes of determining the number of votes they may cast) at the adjourned meeting. If, however, the meeting is adjourned for a longer period, then to be so entitled, members must be entered on the Company’s register of members at a time which is not more than 48 hours before the time fixed for the adjourned meeting or, if the Company gives notice of the adjourned meeting, at the time specified in that notice.

2.	A member entitled to attend and vote at the meeting is entitled to appoint one or more proxies to exercise all or any of his rights to attend and to speak and vote at the meeting. A member may appoint more than one proxy in relation to the meeting provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that member. A proxy need not be a member of the Company.

3.	A proxy form is enclosed. To be effective, the proxy form and any power of attorney under which it is executed (or a duly certified copy of any such power) must reach the transfer office of the Company at Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZY not less than 48 hours before the time of the meeting or adjourned meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used. Completion and return of the proxy form will not prevent a member from attending and voting at the meeting in person.

4.	The right to appoint a proxy does not apply to persons whose shares are held on their behalf by another person and who have been nominated to receive communications from the Company in accordance with Section 146 of the Companies Act 2006 (“nominated persons”). Nominated persons may have a right under an agreement with the member who holds the shares on their behalf to be appointed (or to have someone else appointed) as a proxy. Alternatively, if nominated persons do not have such a right, or do not wish to exercise it, they may have a right under such an agreement to give instructions to the person holding the shares as to the exercise of voting rights.

5.	In order to facilitate voting by corporate representatives at the meeting, arrangements will be put in place at the meeting so that (i) if a corporate shareholder has appointed the chairman of the meeting as its corporate representative to vote on a poll in accordance with the directions of all of the other corporate representatives for that shareholder at the meeting, then on a poll those corporate representatives will give voting directions to the chairman and the chairman will vote (or withhold a vote) as corporate representative in accordance with those directions; and (ii) if more than one corporate representative for the same corporate shareholder attends the meeting but the corporate shareholder has not appointed the chairman of the meeting as its corporate representative, a designated corporate representative will be nominated, from those corporate representatives who attend, who will vote on a poll and the other corporate representatives will give voting directions to that

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4	Rio Tinto 2008 Notice of annual general meeting
2008 Notice of meeting

2008 Notice of meeting (continued)

designated corporate representative. Corporate shareholders are referred to the guidance issued by the Institute of Chartered Secretaries and Administrators on proxies and corporate representatives (www.icsa.org.uk) for further details of this procedure. The guidance includes a sample form of appointment letter if the chairman is being appointed as described in (i) above.

6.	The total number of issued ordinary shares in the Company on 22 February 2008, which is the latest practicable date before the publication of this document is 997,702,053 The voting arrangements for shareholders under the Rio Tinto Group’s dual listed companies structure are explained in the shareholder information sections of the Annual report.

7.	Agenda items 1 to 10 are joint decisions and will be dealt with under the joint electoral procedure and items 11 to 15 will be put to Rio Tinto plc shareholders only. As a Class Rights Action, resolution 16 will require a separate special resolution of the public shareholders of the Company and Rio Tinto Limited.

8.	The following documents may be inspected at the registered office of the Company during normal business hours on any business day from the date of this notice until the close of the Rio Tinto Limited annual general meeting on 24 April 2008, and also at The Queen Elizabeth II Conference Centre for at least 15 minutes prior to and during the annual general meeting of the Company and are also available on the Rio Tinto website:

(a) proposed form of Contract between the Company and Rio Tinto Limited for the purchase off-market of ordinary shares of 10p each issued by the Company;

(b) a copy of the Company’s existing articles of association and the Company’s articles of association marked up to show the proposed changes pursuant to Resolutions 15 and 16;

(c) a copy of Rio Tinto Limited’s existing constitution and Rio Tinto Limited’s constitution marked up to show the proposed changes pursuant to Resolution 16; and

(d) copies of directors’ service contracts and letters of appointment with Rio Tinto Group companies.

9.	Mobile phones may not be used in the meeting hall and cameras, tape or video recorders are not allowed in the meeting hall.

10.	To facilitate entry into the meeting, shareholders are requested to bring with them the attendance card, which is attached to the proxy card.

11.	Shareholders should note that the doors to the annual general meeting will be open from 10.15 am.

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Rio Tinto 2008 Notice of annual general meeting	5
Appendix

Appendix

Explanatory notes on the resolutions to be proposed at the 2008 annual general meeting.

BHP Billiton (BHPB) announced on 6 February 2008 its intention to make formal offers for the whole of the issued share capital of Rio Tinto plc and Rio Tinto Limited if certain pre-conditions are met. The pre-conditions to the offers relate to certain identified competition and foreign investment approvals. BHPB has indicated that the satisfaction of these pre-conditions may not occur until the end of 2008. BHPB’s announcement includes a statement that, if made, the offers will be subject to a number of conditions, including (with some exceptions) that no special resolution is passed by Rio Tinto plc or Rio Tinto Limited and no shares are bought back by Rio Tinto plc or Rio Tinto Limited. The passing of any special resolution by Rio Tinto plc (including Resolutions 13, 14, 15 or 16), the undertaking of any buybacks, or possibly, the payment of dividends on the DLC Dividend Shares would technically trigger these conditions and, subject to applicable regulatory requirements, BHPB may seek to invoke those conditions. The Takeover Panel in the United Kingdom has indicated that it will not permit BHPB to invoke a condition unless the Panel is satisfied that the matter is material to the proposed offers. The directors consider that the passing of the resolutions set out in this notice of meeting would not be material to the proposed offers. Prior to taking any actions under the authorities granted pursuant to the resolutions, such as undertaking buy backs or the payment of dividends on the DLC Dividend Shares, the directors will take into account whether such actions could entitle BHPB to invoke a condition to its proposed offers.

Resolution 1 – Receipt of the 2007 Annual report and financial statements
The directors are required by company law to present the financial statements, the Directors’ report and the Auditors’ report on the financial statements to the meeting.

Resolution 2 – Approval of the Remuneration report
Shareholders are asked to approve the Remuneration report. A copy of the report is set out on pages 103 to 117 of the 2007 Annual report. The report can also be found on the Rio Tinto website.

Resolutions 3 – 9 – Election and re-election of directors
Under the Company’s articles of association, any director appointed by the directors as an additional director holds office only until the next annual general meeting. Dick Evans was appointed as an executive director and Yves Fortier and Paul Tellier were appointed as non executive directors of the Company on 25 October 2007 following the successful acquisition of Alcan Inc. and, in accordance with the Company’s articles of association, each retires and offers himself for election.

The board believes the election of Dick Evans, Yves Fortier and Paul Tellier is in the best interests of the Rio Tinto Group as they bring skills, experience and knowledge to the board proceedings which will enhance and maintain an effective board. Their appointment was recommended to the board by the Nominations committee following the acquisition of Alcan Inc. and after appropriate review.

Under the Company’s articles of association, any director who is elected by shareholders at the first annual general meeting after his appointment must thereafter retire and, if he so wishes, offer himself for re-election at least once every three years. This is known as retirement by rotation. In addition, it is also a requirement of the articles that at least one third of the board retire by rotation at each annual general meeting. Tom Albanese, Vivienne Cox, Richard Goodmanson and Paul Skinner retire by rotation this year and being eligible, offer themselves for re-election.

The board has adopted a policy on directors’ independence. Applying the criteria within the policy, the board is satisfied that Yves Fortier, Paul Tellier, Vivienne Cox and Richard Goodmanson

are independent. Paul Skinner was, until his appointment as chairman in 2003, an independent non executive director in compliance with the UK Combined Code. He also satisfies the tests for independence under the ASX Principles and the NYSE Standards. Dick Evans and Tom Albanese, as executive directors, are not independent.

Non executive directors are normally expected to serve two terms of three years each and, except where special circumstances justify it, would not normally serve more than three such terms.

Following a formal performance evaluation as described in the Corporate Governance report contained in the 2007 Annual report all the directors’ performances continue to be effective and demonstrate commitment. The board therefore recommends the election of Dick Evans, Yves Fortier and Paul Tellier and the re-elections of Tom Albanese, Vivienne Cox, Richard Goodmanson and Paul Skinner. Brief biographical details of each of the directors standing for election and re-election are given below. Full details, including directors’ other appointments, are provided in the 2007 Annual report and on the Rio Tinto website: www.riotinto.com.

Dick Evans joined Rio Tinto as an executive director following the acquisition of Alcan Inc. in October 2007 where he had held several senior management positions including executive vice president and president and chief executive officer from March 2006 to October 2007. Prior to his employment by Alcan Inc., he held senior management positions with Kaiser Aluminum & Chemical Corporation. Dick is also a non executive director of AbitibiBowater Inc. and a director of the International Aluminium Institute.

Dick’s considerable experience within, and as a chief executive and board member of, major global aluminium companies enables him to provide an important contribution to the board, and he is recommended for election.

Yves Fortier joined Rio Tinto as a non executive director following the acquisition of Alcan Inc. in October 2007 where he was chairman from 2002 until the acquisition completed. Yves was Ambassador and Permanent Representative of Canada to the United Nations from 1988 to 1992 and he is chairman and a senior partner of the law firm Ogilvy Renault. He is also a non executive director of NOVA Chemicals Corporation.

Yves’ considerable experience as a Canadian diplomat and as chairman and non executive director of several large public companies enables him to make a major contribution to the board and its committees, and he is recommended for election.

Paul Tellier joined Rio Tinto as a non executive director following the acquisition of Alcan Inc. in October 2007 where he was a director from 1998. Paul was Clerk of the Privy Council Office and Secretary to the Cabinet of the Government of Canada from 1985 to 1992 and was president and chief executive officer of the Canadian National Railway Company from 1992 to 2002. Until 2004, he was president and chief executive officer of Bombardier Inc. Paul is also a non executive director of Bell Canada, BCE Inc and a Member of the Advisory Board of General Motors of Canada and Strategic Adviser to Société Générale (Canada).

Paul has many years experience within both the Canadian Government and industry and as a director of large publicly listed companies he is able to make a substantial contribution to the board and its committees, and he is recommended for election.

Tom Albanese was elected a director by shareholders in 2006. He joined Rio Tinto in 1993 on Rio Tinto’s acquisition of Nerco and held a series of management positions before being appointed chief executive of the Industrial Minerals group in 2000, after which he

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6	Rio Tinto 2008 Notice of annual general meeting
Appendix

Appendix continued

became chief executive of the Copper group and head of Exploration in 2004. He took over as chief executive of Rio Tinto from Leigh Clifford with effect from 1 May 2007.

In the view of the board Tom continues to provide strong and effective leadership to the Rio Tinto Group and he is recommended for re-election.

Vivienne Cox has been a director of Rio Tinto since 2005. Vivienne is executive vice president of BP p.l.c. for Alternative Energy and is a member of the BP group chief executive’s committee. She holds degrees in chemistry from Oxford University and in business administration from INSEAD. During her career at BP she has worked in chemicals, exploration, finance, and refining and marketing.

Vivienne’s experience within a large global resources company enables her to continue to make a major contribution to the board and its committees and based on a positive assessment of her performance, Vivienne is recommended for re-election.

Richard Goodmanson has been a director of Rio Tinto since 2004 and he is chairman of the Committee on social and environmental accountability. Richard is executive vice president and chief operating officer of DuPont. During his career he has worked at senior levels for McKinsey & Co, PepsiCo and American West Airlines, where he was president and CEO. He joined DuPont in early 1999 and in his current position has responsibility for a number of the global functions, and for the non US operations of DuPont, with particular focus on growth in emerging markets.

Richard’s experience of large publicly listed multi-national companies enables him to provide a significant contribution to the board and its committees and based on a positive assessment of his performance he is recommended for re-election.

Paul Skinner was appointed a director of Rio Tinto in 2001 and chairman of the Rio Tinto Group in November 2003. He is also chairman of the Nominations committee. Paul graduated in law from Cambridge University and in business administration from Manchester Business School. He was previously a managing director of The Shell Transport and Trading Company plc and group managing director of The Royal Dutch/Shell Group of Companies, for whom he had worked since 1966. During his career he worked in all Shell’s main businesses, including senior appointments in the UK, Greece, Nigeria, New Zealand and Norway. He was CEO of its global Oil Products business from 1999 to 2003.

In the view of the board Paul continues to provide strong and effective leadership to the board and the Rio Tinto Group and he is recommended for re-election.

Resolution 10 – Re-appointment and remuneration of auditors
The Company is required at each general meeting at which financial statements are laid to appoint auditors who will remain in office until the next general meeting at which financial statements are laid. PricewaterhouseCoopers LLP have expressed their willingness to continue in office for a further year. In accordance with company law and corporate governance best practice, shareholders are also asked to authorise the Audit committee to fix the auditors’ remuneration.

Resolution 11 – Electronic communications
Resolution 11 is seeking general authority from shareholders to send or supply documents or information to shareholders in electronic form (eg by email) or by means of a website, so taking advantage of provisions of the Companies Act 2006 regarding electronic communications with shareholders, which became effective on 20 January 2007.

Increased use of electronic communications will deliver significant savings to the Company in terms of administration, printing and postage costs. It will also speed up the communication of information to shareholders in a convenient form, whilst at the same time delivering significant environmental benefits through reduced use of paper and of the energy required for its production and distribution. Accordingly, resolution 11, which is being proposed as an ordinary resolution, confers the necessary authority on the Company.

Before the Company can communicate with a shareholder by means of website communication, the relevant shareholder must be asked individually by the Company to agree that the Company may send or supply documents or information to him by means of a website, and the Company must either have received a positive response or have received no response within the period of 28 days beginning with the date on which the request was sent. The Company will notify the shareholder (either in writing, or by other permitted means) when a relevant document or information is placed on the website and a shareholder can always request a hard copy version of the document or information.

It is intended that an invitation to use electronic means for the communication to you of shareholder information will be sent to shareholders as part of the 2008 interim mailing. Please read the invitation carefully when you receive this. Action will be required by you if you wish to continue to receive shareholder information in hard copy form. If you do not respond to the invitation, you will be deemed to have agreed to the communication of shareholder information by means of a website.

Resolution 12 – General authority to allot shares
This resolution asks shareholders to renew the directors’ authority to allot unissued shares and other ‘relevant securities’ as defined in Section 80 of the Companies Act 1985. The authority, if approved, will expire on the later of 16 April 2009 and the date of the annual general meeting in 2009, being no later than 30 June 2009. The authority would allow the directors to allot such unissued shares and other ‘relevant securities’ up to a nominal value of £35,571,000 (the ‘Section 80 Amount’), which is, in accordance with corporate governance best practice recommendations, equivalent to approximately 33 per cent of the total issued ordinary share capital of the Company, exclusive of treasury shares, as at 22 February 2008. At 22 February 2008 Rio Tinto plc held 74,167,852 treasury shares which represents 6.92 per cent of the total number of RTP Ordinary Shares in issue, excluding treasury shares, at that date. There are no present plans to allot unissued shares other than in connection with employee share and incentive plans. The directors believe, however, that they should continue to have this authority to enable such allotments to take place to finance business opportunities as they arise.

Resolution 13 – Disapplication of pre-emption rights
If the directors wish to allot unissued shares (and other equity securities) for cash, the Companies Act 1985 requires that these shares are offered first to shareholders in proportion to their existing holdings. This is known as shareholders’ pre-emption rights. There may be occasions, however, when, in order to act in the best interests of the Company, the directors need the flexibility to finance business opportunities as they arise without offering securities on a preemptive basis. Therefore, this resolution asks shareholders to renew the directors’ authority to allot shares for cash up to a nominal value of £6,788,000 (the ‘Section 89 Amount’), equivalent to five per cent of the combined issued capital of the Company and Rio Tinto Limited as at 22 February 2008, excluding the shares held in treasury by the Company and the shares held by the Company in Rio Tinto Limited, without the shares first being offered to existing shareholders. The resolution also confers authority to allot shares (and other equity securities) in connection with a rights issue (as defined in Article 9(B)(iv)(a) of the Company’s articles of association).

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Rio Tinto 2008 Notice of annual general meeting	7
Appendix

Resolution 14 – Share purchase approval of Rio Tinto plc shares
Consistent with its practice in prior years, the board is seeking renewal of the shareholder approval to buy back shares in the Rio Tinto Group. The overall purpose of the buy back resolutions being put to shareholders at the annual general meetings is to provide the Rio Tinto Group with flexibility in the conduct of its capital management initiatives, whether through on or off-market share buybacks in either Rio Tinto plc or Rio Tinto Limited.

These approvals were most recently renewed at last year’s annual general meetings and expire on the date of the 2008 annual general meetings. Since that time, under those authorities, no Rio Tinto Limited shares have been bought back and Rio Tinto plc purchased 9,165,000 Rio Tinto plc ordinary shares on-market, all were held as treasury shares.

Following the announcement on 12 July 2007 of the Rio Tinto Group’s recommended all cash offer for the acquisition of Alcan Inc., the share buy back programme was discontinued. However, there may be circumstances when share purchases by the Company, Rio Tinto Limited or any of its subsidiaries may be in the best interests of the shareholders and so the company is seeking to renew the authority. The directors will exercise this authority only after careful consideration, taking into account market conditions prevailing at the time, other investment opportunities, appropriate gearing levels and the overall financial position of the Company. Resolution 14 seeks to renew the authority granted at the 2007 annual general meeting for a further period, expiring on the later of 16 April 2009 and the date of the annual general meeting in 2009, being no later than 30 June 2009. The authority sought would permit the Company, Rio Tinto Limited and any subsidiaries of Rio Tinto Limited to purchase up to 99,770,000 of the Company’s shares, representing approximately ten per cent of its issued ordinary share capital, excluding the shares held in treasury, as at 22 February 2008. The maximum price that may be paid for an ordinary share (exclusive of expenses) is 105 per cent of the average middle market quotation for the five business days immediately preceding the purchase and the minimum price that may be paid for an ordinary share (exclusive of expenses) is its nominal value of 10p.

By way of illustration the purchase of one per cent of the ordinary shares in both the Company and Rio Tinto Limited at the share prices prevailing as at 22 February 2008 would increase net debt and reduce shareholders’ funds by about US$1,472 million and, on the basis of the Rio Tinto Group’s 2007 financial statements, would increase the ratio of net debt to total capital by 2.1 per cent.

The total number of options to subscribe for shares outstanding at 22 February 2008 was 6,051,292, which represents 0.61 per cent of the issued ordinary share capital, excluding the shares held in treasury, at that date. If the Company were to buy back the maximum number of shares permitted pursuant to this resolution, then the number of options to subscribe for shares outstanding at 22 February 2008 would represent 0.67 per cent of the issued ordinary share capital, excluding the shares held in treasury.

The Companies (Acquisition of Own Shares) (Treasury Shares) Regulations 2003 permit companies to hold any of their own shares purchased by them as treasury shares rather than cancel them. Whenever any shares are held as treasury shares, all dividend and voting rights on these shares will be suspended. Any shares purchased under the authority, if approved, would be either held as treasury shares or cancelled. As at 22 February 2008, 74,167,852 treasury shares were held by the Company. Treasury shares may be sold for cash or transferred to an employee share plan.

The authority being sought in paragraph (a) of resolution 14 extends to Rio Tinto Limited and its subsidiaries. Any purchase by the Company from Rio Tinto Limited (or its subsidiaries) of the Company’s shares purchased by them would be an off-market purchase and the Companies Act 1985 requires the terms of any proposed contract for an off-market purchase to be approved by a special resolution of the Company before the contract is entered into. It is the Company’s intention to purchase back from Rio Tinto Limited (or its subsidiaries) all of the Company’s shares purchased by Rio Tinto Limited (or its subsidiaries) from time to time. The Company is seeking the approval of shareholders for such off-market purchases as take place to be made at a price between nominal consideration of one penny per parcel of shares and market value. It is expected that such purchases will occur for nominal consideration. It is immaterial to the shareholders of either Company if Rio Tinto Limited or any of its subsidiaries make a gain or a loss on such transactions as they have no effect on the Rio Tinto Group’s overall resources. The underlying purpose of these proposed transactions is to facilitate the Rio Tinto Group’s ongoing capital management programme, with the intention of returning surplus cash to shareholders in the most efficient manner. The DLC Sharing Agreement contains the equalisation principles which ensure that entitlements to capital and income will be the same for all continuing shareholders regardless of which Company’s shares are purchased or which Company acts as the purchaser.

Rio Tinto Limited will also seek to renew its shareholder approval to buy back shares at its 2008 annual general meeting.

Please refer to the discussion at the start of the explanatory notes on page 5, in respect of the BHPB announcement on 6 February 2008 (and the offer conditions in that announcement).

Resolution 15 – Directors’ conflicts of interests
It is proposed in this resolution to amend the articles of association for the Company in order to update the Company’s articles of association to take account of certain provisions of the Companies Act 2006. This resolution will only become effective on 1 October 2008, or such later date, when those provisions of that Act come into force.

The Companies Act 2006 sets out directors’ general duties which largely codify the existing law, but with some changes. Under the Companies Act 2006, from 1 October 2008 a director must avoid a situation where he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict with the company’s interests. The requirement is very broad and could apply, for example, if a director becomes a director of another company or a trustee of another organisation. The Companies Act 2006 allows directors of public companies to authorise conflicts and potential conflicts where the articles of association contain a provision to this effect. The Companies Act 2006 also allows the articles of association to contain other provisions for dealing with directors’ conflicts of interest to avoid a breach of duty. The proposed amendments to the articles of association of the Company give the directors authority to approve such situations and to include other provisions to allow conflicts of interest to be dealt with in a similar way to the current position.

There are safeguards which will apply when directors decide whether to authorise a conflict of potential conflict. First, only directors who have no interest in the matter being considered will be able to take the relevant decision, and secondly, in taking the decision the directors must act in a way they consider, in good faith, will be most likely to promote the company’s success. The directors will be able to impose limits or conditions when giving authorisation if they think this is appropriate.

It is also proposed that the articles of association of the Company be amended to contain provisions relating to confidential information, attendance at board meetings and availability of board papers to protect a director being in breach of duty if a conflict of interest or potential conflict of interest arises. These provisions will only apply where the position giving rise to the potential conflict has previously

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8	Rio Tinto 2008 Notice of annual general meeting
Appendix

been authorised by the directors. It is the board’s intention to report annually on the Company’s procedures for ensuring that the board’s powers to authorise conflicts are operated effectively and that the procedures have been followed.

Resolution 16 – Amendment to the terms of the DLC Dividend Shares
This resolution seeks shareholder approval for amendments to the terms of the “DLC Dividend Shares” which were approved by shareholders at the 2002 annual general meeting.

At present, a subsidiary of the Company holds one DLC Dividend Share in Rio Tinto Limited. Similarly, a subsidiary of Rio Tinto Limited holds one DLC Dividend Share in the Company. The DLC Dividend Shares were issued solely for the purpose of allowing dividends to be paid to the Rio Tinto Group companies which are the holders of the respective DLC Dividend Shares, thereby facilitating the management of Rio Tinto’s funds between the UK and Australian parts of the Rio Tinto Group.

The rights attaching to the DLC Dividend Shares are very limited and are set out in Article 8A of the Company’s articles of association and Rule 5A of Rio Tinto Limited’s constitution. Dividends payable on the DLC Dividend Shares cannot be used in any circumstances to transfer funds outside the Rio Tinto Group. A dividend cannot be paid on the DLC Dividend Share issued by the Company to a subsidiary of Rio Tinto Limited unless there has been at least one dividend paid on the Company’s ordinary shares since the date of payment of the last dividend paid on such DLC Dividend Share. Similarly, a dividend cannot be paid on the DLC Dividend Share issued by Rio Tinto Limited to a subsidiary of the Company unless there has been at least one dividend paid on the ordinary shares of Rio Tinto Limited since the date of payment of the last dividend paid on such DLC Dividend Share. The directors will not approve the payment of a dividend on a DLC Dividend Share if such payment adversely impacts the ability of the Company or Rio Tinto Limited to pay dividends on their ordinary shares.

The amount of dividends payable on the DLC Dividend Share issued by the Company is limited to the aggregate dividend last paid on the Company’s ordinary shares. Similarly, the amount of dividends payable on the DLC Dividend Share issued by Rio Tinto Limited is limited to the aggregate dividend last paid on the ordinary shares of Rio Tinto Limited. Resolution 16 proposes to remove this restriction so that Rio Tinto can manage more efficiently the movement of funds within the Rio Tinto Group, consistent with its operation as a single economic entity. Capital management considerations at the time of setting up the DLC Dividend Shares were quite different and the Group has grown significantly since 2002. The Board believes that the benefits of increased flexibility around capital management through the use of the DLC Dividend Shares are now also better understood. With the removal of the cap, Rio Tinto’s ability to allocate its internal funds to its operating and investment activities would therefore be significantly improved. All other rights attaching to the DLC Dividend Shares will remain unchanged. The fundamental equalisation principle of Rio Tinto’s dual listed companies structure that holders of ordinary shares in the Company and Rio Tinto Limited receive equal cash dividends per share would be preserved.

Please refer to the discussion at the start of the explanatory notes on page 5, in respect of the BHPB announcement on 6 February 2008 (and the offer conditions in that announcement).

The recent announcements by BHPB in respect of Rio Tinto may constitute the public announcement of a tender offer under federal securities laws in the United States. If BHPB commences a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, Rio Tinto will file a Solicitation/Recommendation Statement with the U.S. Securities and Exchange Commission (SEC) on Schedule 14D-9 thereafter and holders of the Company’s shares and the Company’s ADRs are advised to read it when it becomes available as it will contain important information. Copies of any such Solicitation/Recommendation Statement and other related documents filed by Rio Tinto will be available free of charge on the SEC’s website at http://www.sec.gov and on Rio Tinto’s website at www.riotinto.com.

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